UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [x]
Filed by a Party other than the Registrant  [  ]
Check the appropriate box:
[ x]     Preliminary Proxy Statement
[  ]     Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e) (2))
[  ]     Definitive Proxy Statement
[  ]     Definitive Additional Materials
[  ]     Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                                SKLAR CORPORATION
                (Name of Registrant as Specified In Its Charter)

                                       N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[ ] No fee required
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
          (1)  Title of each class of securities to which  transaction  applies:
               Common Stock, par value $.10 per share
          (2)  Aggregate  number of  securities  to which  transaction  applies:
               1,104,940
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
               $232,272
          (4)  Proposed maximum aggregate value of transaction: $232,272
          (5)  Total fee paid: $46.45

[ ]  Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid: $46.45
     2)   Form, Schedule or Registration Statement No.: Sch. 13E-3
     3)   Filing Party: Sklar Corporation
     4)   Date Filed: January 14, 1999

                               [Sklar Letterhead]

Dear Shareholder:

     You are invited to attend a Special Meeting of Shareholders (the "Special Meeting") of Sklar Corporation, a Pennsylvania corporation (the "Company"), to be held on March ____, 1999, at ________ A.M. local time, at
_____________________________.

     At this meeting you will be asked to consider and vote upon the following:

          (i) a proposal to effect a 1 for 50,000 reverse split of the Company's Common Stock, $.10 par value (the "Common Stock"), by reducing the number of shares of Common Stock issued and outstanding from 1,104,940 shares to ___ shares, and

          (ii) a cash payment of $.46 per share of the currently outstanding Common Stock, in lieu of the issuance of any resulting fractional shares of Common Stock following the reverse split.

     Items (i) and (ii) will be considered one proposal and shall be referred to herein as the "Reverse Stock Split." If effected, the Reverse Stock Split will enable the Company to change from public company status subject to the reporting requirements of the Securities Acts as administered by the Securities and Exchange Commission to private company status not subject to the reporting requirements of the Securities Acts.


     The Woodward Group, Inc. ("Woodward") has been engaged by the Company in connection with the proposed Reverse Stock Split to provide its opinion with respect to the fairness, from a financial point of view, of the $.46 cash payment for fractional shares to be made in the proposed Reverse Stock Split. Woodward has rendered an opinion to the effect that the cash consideration to be received by shareholders in lieu of fractional shares is fair from a financial point of view. You are urged to read the opinion of Woodward, which is attached to the accompanying Proxy Statement as Exhibit A. You are also urged to read carefully the accompanying Proxy Statement in its entirety, including the section entitled "Special Factors" for important information concerning the proposed Reverse Stock Split.

THE BOARD OF DIRECTORS HAS FULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE PROPOSED REVERSE STOCK SPLIT AND HAS UNANIMOUSLY DETERMINED THAT THE PROPOSED REVERSE STOCK SPLIT, TAKEN AS A WHOLE, IS FAIR TO, AND IN THE BEST INTEREST OF, THE CORPORATION AND ITS SHAREHOLDERS.

     Attendance in person or proxy of holders of more than 50% of the outstanding shares is necessary for a quorum. Holders of more than 50% of the shares in attendance at the meeting is necessary to approve the Reverse Stock Split. The officers and directors of the Company own approximately 55.4% of the outstanding shares entitled to vote at the Special Meeting and have indicated that each will vote his shares in favor of the proposed Reverse Stock Split. If these shares are voted as indicated, the Reverse Stock Split will be approved.

     Promptly after consummation of the Reverse Stock Split, if approved, a Letter of Transmittal will be mailed to all holders of Common Stock of the Company for use in surrendering their stock certificates. Please do not send in your stock certificates until you receive your Letter of Transmittal.

                                   Sincerely,


                                   Don Taylor
                                   President


THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                SKLAR CORPORATION
                            889 SOUTH MATLACK STREET
                             WEST CHESTER, PA 19382

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD _______ __, 1999

          A Special Meeting of Shareholders of SKLAR CORPORATION, will be held at __________, _______________, ___________, Pennsylvania on ________, ________
__, 1999, at _______, local time, for the following purposes:

1.   To consider and vote upon the following:

          (i) a proposal to effect a 1 for 50,000 reverse split of the Company's Common Stock, $.10 (the "Common Stock"), by reducing the number of issued shares of Common Stock from 1,104,940 shares to __ shares and which will enable the Company to change from public company status subject to the reporting requirements of the Securities Acts as administered by the Securities and Exchange Commission to private company status not subject to the Securities Acts, and

          (ii) a cash payment of $.46 per share of the currently outstanding Common Stock, in lieu of the issuance of any resulting fractional shares of Common Stock following the reverse split.

2. To transact such other business pertaining or related to the foregoing as may properly come before the Special Meeting.

     Information relating to the above matters is set forth in the attached Proxy Statement. The close of business on January __, 1999, has been set by the directors as the record date for determination of shareholders eligible to receive notice of and to vote at the meeting.

                                 By Order of the Board of Directors,


                                 Don Taylor
                                 President

Pennsylvania
February __, 1999

PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

                                TABLE OF CONTENTS

                                                                            Page

PURPOSE OF SPECIAL MEETING....................................................1

VOTING .......................................................................2

         General .............................................................2

         Quorum And Vote Required.............................................2

         Proxies .............................................................3

         Purpose Of The Reverse Stock Split...................................4

SPECIAL FACTORS...............................................................6

         Background Of The Proposed Reverse Stock Split.......................6

         The Effects Of The Reverse Stock Split...............................8

         Potential Detriments Of The Reverse Stock Split To Shareholders;
                  Accretion In Ownership And Control Of
                  Certain Shareholders........................................9

         Financial Effect Of The Reverse Stock Split..........................9

         Recommendation Of The Special Committee And Board Of Directors;
                  Fairness Of The Reverse Stock Split........................14

         Valuation Opinion...................................................15

         Conduct Of The Company's Business After The Reverse Stock Split.....17

THE COMPANY..................................................................18

         Selected Historical Financial Data..................................19

         Financing Of The Reverse Stock Split................................20

         Certain Federal Income Tax Consequences.............................20

         Price Range Of Common Stock; Dividends; Trading Volume..............20

         Security Ownership Of Certain Beneficial Owners And Management......21

         Directors, Executive Officers Of The Company........................22

         Exchange Of Certificates And Payment For Fractional Shares Of
                  New Common Stock...........................................23

         Dissenters' Rights..................................................24

         Other Information Concerning The Company And Affiliates.............24

         Costs    ...........................................................25

         Independent Public Accountants......................................25

         Other Matters.......................................................25

         Shareholders' Proposals For The 1999 Annual Meeting.................26

         Incorporation Of Certain Documents By Reference.....................26

         Available Information...............................................27

                                SKLAR CORPORATION
                                 PROXY STATEMENT
                              ____________ __, 1999

     This Proxy Statement is furnished to the Shareholders of SKLAR CORPORATION (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Special Meeting of Shareholders and at any adjournments thereof (the "Special Meeting"). The Special Meeting will be held at ________________, _____________, ______________, Pennsylvania, on
___________, __________ __, 1999, at ______ local time.

     The approximate date on which this Proxy Statement and form of proxy card are first being sent or given to Shareholders is February __, 1999.

PURPOSE OF SPECIAL MEETING

     At the Special Meeting, shareholders of the Company will be asked to consider and vote upon:

          (i) a proposal to effect a 1 for 50,000 reverse split of the Company's Common stock, and reduce the number of issued and outstanding shares of Common Stock from 1,104,940 shares to __ shares.

          (ii) a payment of $.46 per share of the currently outstanding Common Stock, in lieu of the issuance of any resulting fractional shares of Common Stock following the reverse split.

     If effected, the Reverse Stock Split will enable the Company to change from public company status subject to the reporting requirements of the Securities Acts as administered by the Securities and Exchange Commission (the "Commission") to private company status not subject to the Securities Acts. The Company does not know of any other matters to come before the Special Meeting. In the event any such matters properly are raised for consideration and vote, the proxies will vote such shares in their discretion, for or against such matters.

     The proposed Reverse stock Split is described in more detail in subsequent sections of this Proxy Statement.

     The Board of Directors of the Company, based upon the unanimous recommendation of a special committee of independent directors of the Board (the "Special Committee"), has determined that adoption of the Reverse Stock Split Proposal is fair to and in the best interest of the Shareholders of the Company and recommends that the Shareholders approve the Reverse Stock Split. See "Special Factors" - "Accretion of Ownership and Control of Certain Shareholders." In arriving at its recommendation with respect to the Reverse Stock Split, the Special Committee considered a number of factors described in the Proxy Statement, including, among other things, the opinion of The Woodward Group Ltd., Inc., financial advisor to the Special Committee, that the consideration to be received by the Shareholders in connection with the Reverse Stock Split is fair to such holders from a financial point of view. The full text of such opinion, which sets forth, among other things, the opinion expressed, procedures followed, matters considered and limitations on review undertaken in connection with such opinion, is attached as Exhibit A to this Proxy Statement. Shareholders are urged to read the opinion in its entirety. The Board of Directors has unanimously adopted the recommendation of the Special Committee as its own.

                                     VOTING

GENERAL

     The securities that can be voted at the Special Meeting consist of (i) Common Stock of the Company, $.10 par value, with each share entitling its owner to one vote on each matter submitted to the Shareholders and (ii) Preferred Stock, stated value $.01 per share, with each share entitling its owner to one vote on each matter submitted to the Shareholders. The record date for determining the holders of Common Stock and Preferred Stock who are entitled to receive notice of and to vote at the Special Meeting is January ___, 1999. On the record date, 1,104,940 shares of Common Stock and 22,078 shares of Preferred Stock were outstanding and eligible to be voted at the Special Meeting.

QUORUM AND VOTE REQUIRED

     The presence, in person or by proxy, of a majority of the total number of outstanding shares of the Company's stock, including Common Stock and Preferred Stock is necessary to constitute a quorum at the Special Meeting. In counting the votes to determine whether a quorum exists at the Special Meeting, the proposal receiving the greatest number of all votes "for", "against", or "withheld" and abstentions (including instructions to withhold authority to vote) will be used.

     The Company believes that approximately 624,559 voting shares owned or controlled on the record date by directors and executive officers of the Company, constituting approximately 55.4% of the outstanding Common and Preferred Stock (together the "Voting Stock"), will be voted in favor of the proposal.

     Adoption of the Reverse Stock Split requires the affirmative vote of a majority of the outstanding shares of Company Voting Stock cast at the Special Meeting. Don Taylor, President and Director of the Company, Michael Malinowski, Executive Vice President, Chief Financial Officer and Director of the Company, and Michael Viner, Vice President of the Company, together beneficially own and have authority to vote 624,559 shares of Company Voting Stock or 55.4% of the shares of Company Voting Stock which were issued and outstanding on the Record Date. Messrs. Taylor, Malinowski and Viner plan to vote all shares of Company Voting Stock over which they have voting authority to approve the Reverse Stock Split. If Messrs. Taylor, Malinowski and Viner vote all of their shares of Company Voting Stock over which they have voting authority to approve the Reverse Stock Split, the requisite vote for adoption of the Reverse Stock Split will have been obtained regardless of the vote of any other shareholder.

     The Reverse Stock Split does not require the approval of a majority of the unaffiliated shareholders or of the majority of the shareholders who will receive payment of $.46 per share in lieu of fractional shares. The Board believes the Reverse Stock Split should and will be favored by non-affiliates and by those receiving cash in lieu of fractional shares. However, the Company has not historically attained a high level of participation among its unaffiliated holders at meetings for which their proxies have been solicited. Because the likelihood of significant participation in the Special Meeting by unaffiliated holders of Common Stock is so low, the Board does not believe that it makes sense to require a majority vote of unaffiliated holders in order for the Reverse Stock Split to be consummated. Further, the Board anticipates, based on previous votes taken at annual meetings, that the vote of non-affiliates who do decide to participate may not be of sufficient size to be meaningful. Therefore the Board has decided not to condition the approval of the Reverse Stock Split on approval by unaffiliated holders.

     The Company's principal executive offices are located at 889 South Matlack Street, West Chester, Pennsylvania, 19382 and its telephone is (610) 430-3200.

     The date of this Proxy Statement is ____________ __, 1999.

PROXIES

     Shareholders should specify their choices with regard to the proposal on the enclosed proxy card. All properly executed proxies delivered by Shareholders to the Company in time to be voted at the Special Meeting and not revoked will be voted at the Special Meeting in accordance with directions given. IN THE ABSENCE OF SUCH INSTRUCTION, THE SHARES REPRESENTED BY A SIGNED AND DATED PROXY CARD WILL BE VOTED "FOR" THE PROPOSAL LISTED ON THE PROXY CARD AND DESCRIBED HEREIN. If any other matters properly come before the Special Meeting, the persons named as proxies will vote upon such matters according to their judgement.

     Any Shareholder delivering a proxy has the power to revoke it any time before it is voted by giving written notice to the President of the Company at 889 South Matlack Street, West Chester, Pennsylvania, 19382, by executing and delivering to the President a proxy card bearing a later date or by voting in person at the Special Meeting.

     In addition to soliciting proxies through the mail, the Company may solicit proxies through its directors, officers and employees in person and by telephone. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy material to the beneficial owners of shares held of record by them. All expenses incurred in connection with the solicitation of proxies will be borne by the Company.

     The Board of Directors of the Company has unanimously determined that it is advisable to effect a 1 for 50,000 reverse split of the Company's Common Stock, and to provide for the cash payment of $.46 per share of the currently outstanding Common Stock in lieu of the issuance of any resulting fractional shares of new Common Stock following the Reverse Stock Split. The Board has proposed the Reverse Stock Split to the shareholders for approval at the Special Meeting. The Reverse Stock Split will reduce the number of issued shares of the

Company's Common Stock from 1,104,940 shares to __ shares. Following the Reverse Stock Split, the Company believes that, based on its shareholder records, only Don Taylor, Michael Malinowski and Michael Viner will continue to be shareholders of the Company.

PURPOSE OF THE REVERSE STOCK SPLIT

     The purpose of the Reverse Stock Split is to terminate the equity interests in the Company of the approximately 766 record holders of Common Stock that own fewer than 50,000 shares of Common Stock, at a price determined to be fair by both the Special Committee as well as the entire Board of Directors in order (i) to eliminate the cost of maintaining small shareholder accounts, (ii) to permit small shareholders to receive a fair price for their shares without having to pay brokerage commissions, (iii) to determine a set monetary value of the shares of most lost shareholders, whose interests may eventually have to be turned over to the states under abandoned property laws, and (iv) to relieve the Company of the administrative burden and cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements of 1934 Act registration by deregistering its Common Stock under the 1934 Act. The Board believes that the Company derives no benefit from the continued registration of the Common Stock under the 1934 Act and that the monetary expense and burden to management of continued registration and the threat of a hostile acquisition of the Company while it is publicly traded significantly outweigh any material benefit that may be received by the Company or its shareholders as a result of such registration.

     The Company presently has approximately 769 shareholders of record and approximately 1000 beneficial owners of its shares. Of the 769 record shareholders, approximately 702 own fewer than 500 shares. In the aggregate, the shares held by these small holders comprise less than 3% of the outstanding Common Stock. The administrative burden and cost to the Company of maintaining records in respect of these numerous small accounts and the associated cost of printing an mailing information to them is, in the Board's view, excessive given the Company's size. These expenditures result in no material benefit to the Company. The Reverse Stock Split will enable the Company to eliminate much of this cost.

     Management had determined to remain a public corporation in the past to help facilitate a public market for the shares. That market for the Company's stock has not been active or liquid in recent years. Although the Company has numerous shareholders, its stock is thinly traded. Because the stock is so thinly traded, small shareholders lack opportunities to realize the fair value of their shares. Through the Reverse Stock Split, small holders will have the opportunity to liquidate their interest. See "Price Range of Common Stock; Dividends; Trading Volume."

     The Company has lost contact with approximately 324 of its shareholders. Of the approximately 324 holders with whom the Company has lost contact, nearly all hold less than 500 shares; 266 of such holders hold less than 100 shares. The Company will be entitled to retain the cash proceeds to which such shareholders are entitled in the Reverse Stock Split until such shareholders deliver to the Company certificates for their shares of Common Stock and claim such proceeds. Eventually, the company may be required to turn the interest of those holders over to the states pursuant to abandoned property laws. The Board believes it is in the Company's best interest to fix at a fair price the value of the Company's obligation to lost holders. This will avoid having the states become equity holders in the Company. Of course, the Reverse Stock Split will eliminate these small inactive accounts as shareholders of record.

     The Board believes that the disadvantages to being a public company outweigh any advantages. The Board has no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using stock as the consideration for any such acquisition. Accordingly, the Company is not likely to make use of any advantage (for raising capital, effecting acquisitions or other purposes) that the Company's status as a reporting company may offer.

     The Company incurs direct and indirect costs associated with compliance with the Commission's filing and reporting requirements imposed on public companies. The Company incurs direct cost of approximately $ 85,000 annually. The Company incurs substantial indirect costs as a result of, among other things, the executive time expended to prepare and review such filings. Since the Company has relatively few executive personnel, these indirect cost can be substantial. In light of the company's size and resources, the Board does not believe such costs are justified.

     In addition, to the Company's knowledge, most of the Company's competitors are private and those that are public are small divisions of large Fortune 500, multi-national corporations in which their individual performance is not reported due to the financial size of the division in relation to the corporation. The Company believes it suffers a competitive disadvantage from being required to disclose certain information that these other companies are not required to disclose.

     Moreover, because of its status as a publicly-traded company with numerous small shareholders, the Company believes that the Company's business strategy could be interfered with by an attempted hostile takeover or similar acquisition that the Board of Directors believe is not in the best interests of its shareholders.

     Presently management's long-term plans are to remain independent. The Board believes that it is in the best interests of the Company to continue its present operations, marketing strategy, development plans and management structure. Obligations imposed on management of public companies may eventually prevent the Company from remaining independent if the Company becomes the subject of a hostile takeover bid.

     The Board has determined that the Reverse Stock Split is the most expeditious and economical way of liquidating small shareholders and changing the Company's status from that of a reporting company to that of a more closely held, non-reporting company. See "Special Factors -- Recommendations of the Special Committee and Board of Directors; Fairness of the Reverse Stock Split."

     Shareholders owning fewer than 50,000 shares of Common Stock will no longer have any equity interest in the Company and will not participate in any future earnings of the Company or any increases in the value of the Company's assets or operations. Further, the three shareholders that will continue to have an equity interest in the Company after the Reverse Stock Split will own a security; the liquidity of which will be restricted. The Fractional Share Price offered by the Company for fractional share interests was not determined in arms length negotiations or on the basis of over the counter trading of the Common Stock and therefore does not necessarily reflect an actual market value of the Common Stock. (See "SPECIAL FACTORS" -- "Recommendation of the Special Committee and Board of Directors; Fairness of the Reverse Stock Split" and "Valuation Opinion. ")

     The Reverse Stock Split is structured to be a "going private" transaction as defined in Rule 13e-3 promulgated under the Exchange Act because it is intended to, and, if completed, will likely terminate the Company's reporting requirements under Section 12(g) of the Exchange Act. In connection with the Reverse Stock Split, the Company has filed with the Securities and Exchange Commission a Schedule 13E-3 pursuant to Rule 13e-3 under the Exchange Act.

     The Reverse Stock Split will (i) cause the Company to redeem shares held by approximately 766 holders of record of Common Stock, (ii) not eliminate three record holders who hold 50,000 or more shares of Common Stock, (iii) reduce the number of shares, on a pro-rata basis, held by the holders of record who hold 50,000 more shares of Common Stock, and (iv) change the percent of Common Stock held by the remaining three shareholders to 100%.

                                 SPECIAL FACTORS

BACKGROUND OF THE PROPOSED REVERSE STOCK SPLIT

     Of the Company's approximately 769 record shareholders, 708 hold 500 or fewer shares and represent less than 3% of the outstanding Common Stock. The Board and the Company's management have long held the view that the continued expense and burden of maintaining so many small shareholder accounts is not cost efficient for a business the size of the Company. Many of the Company's shareholders have lost contact, making it impossible for the Company to communicate with them. Some others' interests are so small that brokerage commissions or administrative inconvenience deter them from selling shares. The Board also holds the view that the Company generally derives no material benefit from continued registration under the 1934 Act, and in certain respects registration under the 1934 Act places the Company at a competitive disadvantage vis-a-vis its competitors who are not required to file reports under the 1934 Act. Management has remained a public corporation in the past to help facilitate a public market for the shares. That market has not been as active or liquid as management had desired. The Board decided to consider a Reverse Stock Split as a means to liquidate the interest of lost shareholders and its many small shareholder accounts at a fair price and then to deregister under the 1934 Act.

     The reverse stock split was chosen because its outcome was certain, expenses incurred by the Company were moderate, and shareholders would receive cash for their fractional shares as opposed to corporate reorganization where shareholders would receive no cash. Further, from a timing standpoint, the other alternatives would have delayed the Company's deregistration under the 1934 Act as compared to the Reverse Stock Split.

     In December, 1997, management began considering options that could accomplish the Board's objectives. The Board considered establishing a stock repurchase program. A stock repurchase program would be expected to cash out some shareholders and increase earnings per share; however, the Board rejected this alternative because it would not relieve the administrative inconvenience of having such a large number of small shareholders or eliminate the costs associated with being a public company. The Board also considered a tender offer, various types of mergers, a corporate reorganization, and a Reverse Stock Split.

     As management continued to consider its options, it became apparent that the Reverse Stock Split was the best alternative for the shareholders and the Company. The lack of assurance that a significant number of shareholders would tender or exchange their shares made a tender offer and the costs associated with such something the Board could not justify. The expense of the required documentation and regulatory requirement made a merger transaction expensive. The Reverse Stock Split was chosen because its outcome was certain, expenses incurred by the Company were moderate, and shareholders would receive cash for their factional shares as opposed to corporate reorganization where shareholders would receive no payment. Further, from a timing standpoint, the other alternatives would have delayed the Company's deregistration under the 1934 Act as compared to the Reverse Stock Split.

     In March, 1998, Don Taylor and Michael Malinowski, the Company's President and Vice President met with counsel regarding the different options available in light of the composition of Sklar's shareholders. After several discussions concerning the legal and technical aspects, management presented pertinent considerations and a proposal of the Reverse Stock Split to the Board in April, 1998. The Board of Directors then appointed a Special Committee of Directors, composed of all Board members except Don Taylor and Michael Malinowski, to represent the interest of the shareholders who would receive cash in lieu of the issuance of fractional shares of the new Common Stock in the proposed Reverse Stock Split. During April and May of 1998, the Special Committee headed by William Knepshield interviewed investment bankers in the healthcare industry for the purpose of evaluating the market value of the common stock. In May, 1998, the committee selected the Woodward Group, Ltd. to assist the Special Committee in evaluating the fairness of the consideration to be given to the shareholders who receive cash in lieu of fractional shares pursuant to the proposed Reverse Stock Split.

     After contacting Woodward regarding its retention, representatives of Woodward visited the Company on numerous occasions, discussed the business of the Company with management, spoke with the Company's counsel and its independent auditors. During July, 1998, the Board discussed the relative merits of Woodward providing either a Valuation or a full Fairness Opinion. The Board concluded that a full Fairness Opinion was in the best interest of the Company and the shareholders. It authorized Woodward to proceed and formally engaged Woodward on August 18, 1998. During the five month period from July through November, the Woodward Group conducted financial analysis, studies, investigations and interviews as they deemed necessary so as to form the basis for their recommendation of fair market value for the Common Stock.

     On November 30, 1998, the Board determined to pursue the Reverse Stock Split at a ratio of 1 for 50,000 and cause the Company to purchase any fractional shares resulting therefrom, subject to receipt of a written report by Woodward with respect to the fairness of the transaction to the shareholders. The Board determined the reverse split ratio of 50,000 to 1, because it desired to cash out all of the shareholders except for major shareholders. This would give the smaller shareholders the opportunity to liquidate their shares at a fair price rather than remaining minority shareholders in a private company. The ratio of 50,000 to 1 would have the effect of cashing out all shareholders except the major shareholders, Don Taylor, Michael Malinowski and Michael Viner. Woodward did not assist the Board in setting the ratio.

     At the December 11, 1998 Board meeting, Woodward presented its written analysis of the Company's value and advised the Special Committee of an appropriate fair value of the Company's Common Stock with respect to determining the cash consideration to be paid to shareholders to be cashed out in the Reverse Stock Split. After the presentation by Woodward, the Special Committee met and determined that a price of $.46 per share would be fair from a financial point of view to the shareholders receiving cash in lieu of fractional shares in the transaction. The price of $.46 per share was communicated to Woodward and Woodward rendered an oral fairness opinion with respect to the cash consideration to be paid to the shareholders cashed out in the Reverse Stock Split which was followed up in writing after the meeting.

     On December 16, 1998, the Special Committee determined to proceed with the transaction and to submit the Reverse Stock Split to the shareholders for approval. On December 16, 1998, the entire Board voted to adopt the recommendation of the Special Committee as its own.

THE EFFECTS OF THE REVERSE STOCK SPLIT

     The Company believes that the Reverse Stock Split will reduce the number of record shareholders from approximately 769 to 3. The number of shares which might otherwise trade publicly will change from 1,104,940 to __. The Company also believes that completion of the Reverse Stock Split will cause the public market for shares of Common Stock, which at present is virtually nonexistent, to be eliminated.

     The Common Stock is currently registered under the 1934 Act. Such registration may be terminated by the Company if the Common Stock is no longer held by 300 or more shareholders of record. Termination of registration of the Common Stock under the 1934 Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the 1934 Act, such as the short-swing profit recovery provisions of Section 16(b) of the 1934 Act in connection with shareholders meetings and the related requirement of an annual report to shareholders, no longer applicable to the Company. Accordingly, for a total expenditure to the Company of approximately $400,000, the Company will eliminate the cost and expense to the Company of the 1934 Act registration, which is approximately $85,000 on an annual basis. The Company intends to apply for such termination as soon as practicable following completion of the Reverse Stock Split.

POTENTIAL DETRIMENTS OF THE REVERSE STOCK SPLIT TO SHAREHOLDERS; ACCRETION IN OWNERSHIP AND CONTROL OF CERTAIN SHAREHOLDERS

     Shareholders owning fewer than 50,000 shares immediately prior to the effective time of the Reverse Stock Split will, after the Reverse Stock Split takes place, no longer have any equity interest in the company and therefore will not participate in its future potential earnings or growth. It is expected that all owners, except Don Taylor, Michael Malinowski and Michael Viner, will be cashed out in the Reverse Stock Split. It will not be possible for cashed out shareholders to reacquire an equity interest in the Company unless they purchase an interest from the remaining shareholders. Transfers by them of their shares to third parties are not anticipated.

     Potential detriments to Company shareholders who remain as shareholders if the Reverse Stock Split is effected include decreased access to information and decreased liquidity. If the Reverse Stock Split is effected, the Company intends to terminate the registration of its Common Stock under the 1934 Act. As a result of such termination, the Company will no longer be subject to the periodic reporting requirements and the proxy rules of the 1934 Act.

FINANCIAL EFFECT OF THE REVERSE STOCK SPLIT

     The Reverse Stock Split and the use of approximately $400,000 cash to complete the Reverse Stock Split are not expected to have any material effect on the Company's capitalization, liquidity, results of operations or cash flow.

     The following pro forma financial information presents the effect on the Company's historical financial position of the Reverse Stock Split and the cash payment of $232,272 per share for all fractional shares. The unaudited pro forma balance sheets reflect the transaction as if it occurred on the balance sheet dates. The unaudited pro forma statements of operations reflect the transaction as if it occurred at the beginning of the periods presented.

     The unaudited pro forma balance sheets are not necessarily indicative of what the Company's financial position would have been if the Reverse Stock Split had been effected on the dates indicated, or will be in the future. The information shown on the unaudited pro forma statements of operations is not necessarily indicative of the results of future operations.

     The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes of the Company which are incorporated by reference into this Proxy Statement. See "Incorporation of Certain Documents by Reference."

                                SKLAR CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1998

ASSETS
                                                                         Historical     Pro Forma
CURRENT ASSETS:
   Cash                                                                  $   12,885     $   12,885
   Accounts receivable                                                    2,547,506      2,547,506
   Inventories                                                            3,142,043      3,142,043
   Prepaid expense                                                          199,262        199,262
                                                                         ----------     ----------

         Total current assets                                             5,901,696      5,901,696
                                                                         ----------     ----------

FIXED ASSETS, net                                                           630,264        630,264

GOODWILL                                                                    879,830        879,830

OTHER ASSETS                                                                106,636        106,636
                                                                         ----------     ----------

TOTAL ASSETS                                                             $7,518,426     $7,518,426
                                                                         ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Bank overdraft                                                        $  294,816     $  294,816
   Short-term borrowings                                                  2,085,000      2,085,000
   Current portion of long-term debt                                        218,094        218,094
   Current portion of capital lease obligation                               14,120         14,120
   Accounts payable                                                       2,100,424      2,100,424
   Accrued expenses and taxes                                               273,303        273,303
                                                                         ----------     ----------

         Total current liabilities                                        4,985,757      4,985,757

LONG-TERM PORTION OF NOTES AND CAPITAL
   LEASE PAYABLE                                                             90,337         90,337

FRACTIONAL SHARE LIABILITY                                                        0        232,272
                                                                         ----------     ----------

         Total liabilities                                                5,076,094      5,308,366
                                                                         ----------     ----------

CONTINGENT LIABILITIES                                                            0              0

STOCKHOLDERS' EQUITY:
   Series A convertible preferred stock, par value $.01, per share,
      authorized 35,000 shares, 24,825 issued and 22,078 outstanding            248            248
   Series A subordinate convertible preferred stock, no par value,
      authorized 4,000 shares, issued and outstanding                             0              0
   Common stock, par value $.10 share, authorized 1,500,000
      (30 proforma) shares, 1,247,952 (5 proforma) issued and
      754,940 (5 proforma) outstanding                                      124,795              1
   Additional paid-in capital                                             2,105,458      1,898,837
   Retained earnings                                                        362,869        362,869
                                                                         ----------     ----------

                                                                          2,593,370      2,261,955
         Less treasury stock                                                151,038         51,895
                                                                         ----------     ----------

         Total stockholders' equity                                       2,442,332      2,210,060
                                                                         ----------     ----------


TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $7,518,426     $7,518,426
                                                                         ==========     ==========

                                SKLAR CORPORATION
                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1998

ASSETS
                                                                                   Historical     Pro Forma
CURRENT ASSETS:
   Cash                                                                            $   71,910     $   71,910
   Accounts receivable                                                              2,240,804      2,240,804
   Inventories (Note 5)                                                             3,167,605      3,167,605
   Prepaid expense                                                                    218,799        218,799
                                                                                   ----------     ----------

         Total current assets                                                       5,699,118      5,699,118
                                                                                   ----------     ----------

EQUIPMENT AND IMPROVEMENTS (Note 6)                                                   632,284        632,284

GOODWILL (Note 7)                                                                     558,468        558,468

OTHER ASSETS                                                                           54,714         54,714
                                                                                   ----------     ----------

TOTAL ASSETS                                                                       $6,944,584     $6,944,584
                                                                                   ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Bank overdraft                                                                  $   74,028     $   74,028
   Short-term borrowings (Note 2)                                                   1,144,000      1,144,000
   Current portion of long-term debt and
      current portion of capital lease obligation                                     131,250        131,250
   Accounts payable                                                                 2,617,187      2,617,187
   Accrued expenses                                                                   265,820        265,820
   Accrued income taxes                                                                46,405         46,405
                                                                                   ----------     ----------

         Total current liabilities                                                  4,278,690      4,278,690

LONG-TERM PORTION OF NOTES AND CAPITAL LEASE
   PAYABLE                                                                             23,172         23,172

FRACTIONAL SHARE LIABILITY                                                                  0        232,272
                                                                                   ----------     ----------

         Total liabilities                                                          4,301,862      4,534,134
                                                                                   ----------     ----------

CONTINGENT LIABILITIES                                                                      0              0

STOCKHOLDERS' EQUITY: (Note 9)
   Series A convertible preferred stock, par value $.01, per share, authorized
      35,000 shares, 24,825 issued and 22,078 outstanding                                 248            248
   Series A subordinate convertible preferred stock, no par value, authorized
      4,000 shares, issued and outstanding 0                                                0              0
   Common stock, par value $.10 share, authorized 1,500,000
      (30 proforma)shares, 1,297,952 (6 proforma) issued and
      804,940 (6 proforma) outstanding                                                129,795              1
   Additional paid-in capital                                                       2,114,958      1,913,337
   Retained earnings                                                                  548,759        548,759
                                                                                   ----------     ----------

                                                                                    2,793,760      2,462,345
         Less treasury stock                                                          151,038         51,895
                                                                                   ----------     ----------

         Total stockholders' equity                                                 2,642,722      2,410,450
                                                                                   ----------     ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                         $6,944,584     $6,944,584
                                                                                   ==========     ==========

                                SKLAR CORPORATION
                        CONSOLIDATED STATEMENT OF INCOME
                                 MARCH 31, 1998


                                                     Historical        Pro Forma

NET SALES                                           $ 13,766,868      $ 13,766,868

   Cost of goods sold                                  7,640,866         7,640,866
                                                    ------------      ------------

GROSS PROFIT                                           6,126,002         6,126,002

   Selling, general and administrative expenses        5,508,841         5,508,841
                                                    ------------      ------------


INCOME FROM OPERATIONS                                   617,161           617,161


OTHER INCOME (EXPENSE):
   Other                                                 (31,931)          (31,931)
   Interest expense                                     (309,452)         (309,452)
   Settlement gain ( See Note B )                         17,226            17,226
                                                    ------------      ------------

         Other expenses - net                           (324,157)         (324,157)
                                                    ------------      ------------


INCOME BEFORE TAXES                                      293,004           293,004

   Provision for income taxes                             40,000            40,000
                                                    ------------      ------------


NET INCOME                                               253,004           253,004

   Preferred dividend requirement                        275,975           275,975
                                                    ------------      ------------


LOSS APPLICABLE TO COMMON SHARES                    $    (22,971)     $    (22,971)
                                                    ============      ============


PER SHARE DATA:
   Weighted average common shares outstanding            754,940                 5
                                                    ------------      ------------

   Loss per share                                   $       (.03)     $     (4,594)
                                                    ============      ============

                                SKLAR CORPORATION
                        CONSOLIDATED STATEMENT OF INCOME
                   FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1998

                                                    Historical      Pro Forma


NET SALES                                           $6,651,867     $6,651,867

   Cost of goods sold                                3,553,023      3,553,023
                                                    ----------     ----------

GROSS PROFIT                                         3,098,844      3,098,844

   Selling, general and administrative expenses      2,778,314      2,778,314
                                                    ----------     ----------


INCOME FROM OPERATIONS                                 320,530        320,530


OTHER INCOME (EXPENSE):
Interest expense                                       105,744        105,744
                                                    ----------     ----------

         Other expenses - net                          105,744        105,744
                                                    ----------     ----------


INCOME BEFORE TAXES                                    214,786        214,786

   Provision for income taxes                           28,896         28,896
                                                    ----------     ----------


NET INCOME                                             185,890        185,890

   Preferred dividend requirement                      137,988        137,988
                                                    ----------     ----------


INCOME APPLICABLE TO COMMON SHARES                  $   47,902     $   47,902
                                                    ==========     ==========


PER SHARE DATA:
   Weighted average common shares outstanding          783,629              6
                                                    ----------     ----------

   Earnings per share                               $     0.06     $    7,984
                                                    ==========     ==========

RECOMMENDATION OF THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS; FAIRNESS OF THE REVERSE STOCK SPLIT


     The Board believes that the Reverse Stock Split, taken as a whole, is fair to, and in the best interests of, the shareholders of the Company who will receive cash in lieu of fractional shares, those who will receive shares of new Common Stock. The Board also believes that the process by which the transaction is to be approved is fair. The Board recommends that the shareholders vote for approval and adoption of the Amendment and the payment of cash in lieu of fractional shares as described above. Each member of the Board and each officer of the Company who owns shares of Common Stock has advised the Company that he intends to vote his shares in favor of the Reverse Stock Split. Don Taylor and Michael Malinowski will also receive a cash payment for their fractional share interests in the amount of $1,709 and $4,611, respectively, in the Reverse Stock Split.

     In determining to recommend the Reverse Stock Split to the shareholders, only those members of the Board who do not have a Common Stock ownership interest in the Company, including Board members who are not employees of the Company, voted on and approved the transaction.

     In reaching its determination that the Reverse Stock Split, taken as a whole, is fair to and in the best interests of the shareholders and in reaching its recommendation that the shareholders vote for approval and adoption of the Amendment and the payment of cash in lieu of fractional shares, the Board of Directors considered, among other things (i) the analysis and opinion of Woodward. See "Special Factors -- Opinion of Woodward," (ii) each of the director's knowledge and familiarity with the Company's business prospects, financial condition and current business strategy, (iii) information with respect to the financial condition, results of operations, assets, liabilities, business and prospects of the Company, and current industry, economic and market conditions (iv) the opportunity presented by the Reverse Stock Split for the shareholders owning fewer than 50,000 shares to liquidate their holdings without incurring brokerage costs, particularly, given the relatively illiquid market of the Common Stock, and (iv) the future cost savings and competitive advantages that will inure to the benefit of the Company and its continuing shareholders as a result of the Company deregistering its Common Stock under the 1934 Act.

     In addition to that discussed above, the Board considered that, to its knowledge, most of the Company's competitors are privately held, and that those that are publicly held are small divisions of large corporations and are not required to disclose specific performance information due to the non-materialness of such information in relation to the larger corporations performance. The Board further considered the competitive disadvantage the Company suffers from being required to disclose certain information that its competitors do not disclose.

     Before proposing the Reverse Stock Split, the Board considered alternative means of achieving its objectives for the Company. See "Background of the Proposed Stock Split."

     The Special Committee engaged an independent appraiser to assist in evaluating the fairness of the transaction. The Special Committee was composed of the Company's three outside directors, George Kellam, William Knepshield and Albert Wicks, none of whom own shares of Common Stock in the Company. The Special Committee and Woodward have independently considered the fairness of the transaction to holders receiving only cash in lieu of the issuance of fractional shares. The Special Committee unanimously approved the Reverse Stock Split and recommended it for consideration by the full Board. The Board has unanimously adopted the recommendation of the Special Committee as its own.

     Part of the Special Committee's purpose in engaging Woodward was to obtain an independent estimate of the fair value of the Company's Common Stock on a going concern basis. The Board has given significant weight to the views of Woodward.

     The Special Committee gave no material weight in determining the fairness of the transaction to the book value of Common Stock or the liquidation value of Company assets. Based on the Company's unaudited balance sheet at September 30, 1998, the book value of the Common Stock would be $0 per share. The Special Committee believes that the Company is considerably more valuable as a going concern. In reaching its recommendation, the Special Committee considered the market price of the Company's Common Stock over the last five years, the lack of dividends paid, the restriction on payment of dividends in light of the Preferred Stock and the Banks restriction on the payment of dividends in the future.

     Because of its expertise and independence, the Special Committee has placed particular weight on the opinion of Woodward. After considering the factors discussed above and, in particular, the views expressed by Woodward and the nature and amount of continuing ownership interest of the Company by certain affiliates, the Special Committee identified the stated consideration for fractional shares in this transaction to be $.46 per share of outstanding Common Stock as fair to the Shareholders. In arriving at the price of $.46, all shares of Common Stock purchased by or granted to affiliates of the Company during the last two full fiscal years were removed from the calculation. Woodward indicated its willingness to deliver the opinion accompanying this proxy statement to the effect that the $.46 price per share is fair to those holders of Common Stock who will receive only cash in the Reverse Stock Split.

VALUATION OPINION

     The Special Committee considered the opinion of The Woodward Group, Ltd. (the "Valuation Opinion") that the consideration offered to the shareholders (i.e., the "Fractional Share Price" of $.46 per share) was fair to such holders from a financial point of view. The Valuation Opinion [states that the Fractional Share Price is a fair market value for the shares of the Company, where fair market value is defined as: The price at which the property would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell, and both having reasonable knowledge of the relevant facts. (This definition, used for federal estate and gift tax purposes, has taken on universal application in the valuation of closely held securities.)] In reaching this conclusion, The Woodward Group, Ltd. considered, among other things, (i) the history and management of the Company (ii) the nature of the business operated by the Company and the future prospects of the Company (iii) the historical and current operating results of the Company and the factors affecting these results, including the current and anticipated customer base of the Company and the Company's product line offering (iv) the historical and current financial condition of the Company (v) the historical and current book value of the Company's assets and liabilities (vi) financial forecast and budget assumptions provided by the Company's management for the years ending March 31, 1999-2004
(vii) available information on "comparable," publicly traded companies and merger and acquisition transactions which were not, in their opinion, directly comparable (viii) conditions in the general economy and the industry in which the Company operates (ix) the financial terms of the Reverse Stock Split; the terms and shareholdings of the Company's Series A Convertible Preferred Stock; the composition of the Board of Directors of the Company; and the historical trading of all classes of the Company's stock. Woodward was engaged by the Special Committee of Directors to determine a range of fair value of the Common Stock, and, depending on the price determined by the Board, to render an opinion on the fairness of the price to be paid to shareholders receiving cash in lieu of fractional shares in the Reverse Stock Split . The Company imposed no limitations on Woodward with respect to the scope of its investigation of the Company, the preparation of its valuation report or its opinion as to the fairness of the amount of consideration to be paid to holders of fewer than 50,000 shares.

     The Woodward Group, Ltd. is a professional financial advisory firm specializing in the valuation of closely held entities. At the time of its selection, The Woodward Group, Ltd. had no prior business relationships with the Company or any of its officers or directors. The fee received by The Woodward Group, Ltd. for its services was not contingent upon the conclusions reached by The Woodward Group, Ltd. in the Valuation Opinion.

     Prior to engaging Woodward, on behalf of the Special Committee, William Knepshield contacted four appraisers. Mr. Knepshield interviewed these appraisers to determine, among other factors, how much experience each appraiser had with valuing similar businesses of a comparable size and nature to the Company and the approximate time table required to complete an appraisal. After interviewing the potential appraisers, the Special Committee selected Woodward, because its expertise and experience in valuing businesses, including familiarity with similar businesses, and its familiarity with valuing privately held and thinly traded public companies, its willingness to make a thorough examination of the Company, its reputation for high quality and thorough work, and the cost Woodward would charge for such services.

     For its services, including rendering its opinion, the Special Committee contracted to pay a fee of approximately $30,000 to Woodward.

     A copy of Woodward's fairness opinion, dated December 11, 1998, is included as Exhibit A to this Proxy Statement. Copies of Woodward's valuation report to the Board of Directors, dated November 30, 1998, will be made available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested shareholder of the company or his representative, who has been so designated in writing. The summary set forth above does not purport to be a complete description of Woodward's written analysis.

CONDUCT OF THE COMPANY'S BUSINESS AFTER THE REVERSE STOCK SPLIT

     The Company expects its business and operations to continue as they are currently being conducted and, except as disclosed below, the Reverse Stock Split is not anticipated to have any effect upon the conduct of such business. If the Reverse Stock Split is consummated, all persons beneficially owning fewer than 50,000 shares at the effective time of the Reverse Stock Split will no longer have any equity interest in, and will not be shareholders of, the Company and therefore will not participate in its future potential or earnings and growth. Instead, each such beneficial owner of Common Stock will have the right to receive $.46 per share in cash, without interest.

     If the Reverse Stock Split is effected, the Company believes that, based on the Company's shareholder records, only Don Taylor, Michael Malinowski and Michael Viner will remain as shareholders, beneficially owning 100% of the outstanding Common Stock. Such individuals now own approximately 55.4% of the fully diluted Common Stock. See "Security Ownership of certain Beneficial Owners and Management." If the Company's shareholder records are incomplete or inaccurate and there are presently shareholders other than Don Taylor, Michael Malinowski and Michael Viner who hold 50,000 shares or more, or if prior to the effective date of the Reverse Stock Split another person becomes a shareholder of 50,000 shares or more, then the Company is willing to purchase the shares of such shareholder(s) for the price per share to shareholders who receive cash in lieu of fractional shares, at the request of such shareholder.

     The Company plans, as a result of the Reverse Stock Split, to become a privately held company. The registration of the Common Stock under the 1934 Act will be terminated. In addition, because the Common Stock will no longer be publicly held, the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the 1934 Act, and its officers and directors and shareholders owning more than 10% of the Common Stock will be relieved of the stock ownership reporting requirements and "short swing" trading restrictions under Section 16 of the 1934 Act. Further, the Company will no longer be subject to the periodic reporting requirements of the 1934 Act and will cease filing information with the Commission. Among other things, the effect of this change will be a savings to the Company in not having to comply with the requirements of the 1934 Act.

     If effected, the Reverse Stock Split will decrease the number of issued and outstanding shares of Common Stock from 1,104,940 to __ shares. With the exception of the number of outstanding shares, the terms of the Common Stock before and after the Reverse Stock Split will remain the same. As stated throughout this Proxy Statement, the Company believes that there are significant advantages in effecting the Reverse Stock Split and "going private" and the Company plans to avail itself of any opportunities it has as a private Company, including, but not limited to, making itself a more viable candidate with respect to a merger or acquisition transaction with any one of its competitors or entering into some type of joint venture or other arrangement. Although management does not presently have an interest in any such transaction nor is management currently in negotiations with respect to any such transaction, there is always a possibility that the Company may enter into such an arrangement in the future and the remaining shareholders of the Company may receive payment for their shares in any such transaction in excess of the $.46 which will be paid to shareholders in lieu of fractional shares in the Reverse Stock Split.

     Other than as described in this Proxy Statement, neither the Company nor its management has any current plans or proposals to effect any extraordinary corporate transaction; such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its Board of Directors or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure of business.

                                   THE COMPANY

     The Company was incorporated in 1938 in the State of Delaware under the name Misdom-Frank Corporation. In 1983, the Company merged with Medco Jewelry Corporation and the Company's name was changed to Medco Group Incorporated ("Medco"). In 1985, Medco purchased substantially all of the assets (other than real estate) and certain liabilities of the J. Sklar Manufacturing Co., Inc., a well respected manufacturer and distributor of surgical instruments that had been in continuous operation since 1892. In 1986, the Company's operations were moved to West Chester, Pennsylvania and, in 1990, the Company was reincorporated in the State of Pennsylvania. In 1993, the Company changed its name to Sklar Corporation. The Company imports and distributes high quality surgical instruments, including dental and veterinary instruments in the United States. Between 1986 and 1996, the Company made numerous additional acquisitions in the medical instrument industry in order to strengthen its strategic position in its industry.

     The Company currently has two divisions, the surgical instrument division and the orthodontics division. The surgical instrument division is made up of product lines that are primarily hand held surgical instruments, products that are complementary such as the instrument care and cleaning line, line extensions such as sterile procedure kits, and new low cost/low margin disposable such as scalpels and blades. The surgical instrument division accounts for 95% of the Company's revenues. The orthodontics division accounts for 5% of the Company's revenue as a "direct seller" to a niche market of orthodontics.

SELECTED HISTORICAL FINANCIAL DATA

     The following table summarizes certain historical financial data which have been derived from the audited consolidated financial statements of the Company for each of the two most recent fiscal years ended March 31, 1998 and March 31, 1997 and the unaudited consolidated financial statements for the six-month periods ended September 30, 1998 and 1997.

     Selected Statement of Operations Data

                             Six Months Ended September 30        Fiscal Year Ended March 31
                                 1998              1997             1998                1997
Net Sales                   $  6,651,867      $  6,903,869      $ 13,766,868      $ 14,325,963
Gross profit                   3,098,844         2,971,270         6,126,002         6,163,193
Income before taxes
                                 214,786            32,614           293,004           212,239
Net income (loss)
                            $    185,890      $     29,353      $    253,004      $    180,039
Preferred Dividend
Requirement
                            $    137,988      $    137,988      $    275,975      $    275,975
Earnings (loss)             $     47,902      $   (108,635)     $    (22,971)     $    (95,936)
Weighted average number
of common shares

                                 783,629           754,940           754,940           754,940
Loss per common share
                            $        .06      $       (.14)     $       (.03)     $       (.13)


     Summary Balance Sheet Data

                                  September 30, 1998             Fiscal Year Ended March 31
                                                                     1998          1997
Total Assets                           $6,944,584                $7,518,426     $9,585,845
Working Capital                         1,420,428                   915,939        243,788
Long Term Obligations                      23,172                    90,337        798,041
Shareholders' equity (deficit)
                                        2,642,722                 2,442,332      2,189,328
Book value per share                   $        0                $        0     $        0
Ratio of earnings to fixed charges           2.52                      1.78           1.51

FINANCING OF THE REVERSE STOCK SPLIT

     The Board estimates that the total cost to the Company of the Reverse Stock Split for payment of the fractional share interests and the estimated transactional fees and expenses will be $400,000. The Company intends to finance the Reverse Stock Split by using funds available to it under its line of credit facility at PNC Bank, N.A. Available borrowing under this line of credit amounted to $836,260 at December 21, 1998.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The payment for fractional shares for the Company's Common Stock pursuant to the Reverse Stock Split is expected to be a fully taxable transaction. Accordingly, each exchanging shareholder will recognize gain or loss for federal income tax purposes measured by the difference between such shareholder's basis in the Shares exchanged and the cash received by the Shareholder for the fractional shares. Such gain or loss will be capital gain or loss if the Shares were held as a capital asset. All shareholders are urged to consult with their own tax advisors as to the tax consequences of the Reverse Stock Split.

PRICE RANGE OF COMMON STOCK; DIVIDENDS; TRADING VOLUME

     Except for limited or sporadic transactions, there is no established public trading market for the Common Stock of the Company.

     The Company is not aware of any purchases or sales involving its Common Stock since April, 1996 other than one transaction in June, 1996 in which Don Taylor purchased from another stockholder 800 shares of Common Stock at a price of $.20 per share.

     As of January ___, 1999 the Company had 769 holders of record of its Common Stock. The Company believes there are approximately 1000 beneficial owners of the Company's Common Stock.

     The Company has not paid any dividends on its Common Stock and does not foresee that it will pay dividends on its Common Stock in the near future. Under the terms of the Company's bank agreements, the Company may not pay any dividends without the consent of the bank. Additionally, under the terms of the Company's Series A Convertible Preferred Stock issue, no dividends may be paid on the Common Stock until full cumulative dividends have been paid upon the Preferred Stock. Under the terms of the Company's Series A Convertible Preferred Stock, an annual dividend of $12.50 per share accrues cumulatively on June 30. No dividends are payable unless declared by the Board of Directors. On June 17, 1985 the Board of Directors voted not to declare the first such dividend (which would have been paid June 30, 1985). Due to operating cash requirements and bank restrictions, the Board of Directors has continued to decline to declare dividends in all subsequent years.

     Under the terms of the Preferred Stock, if there exists cumulative unpaid preferred dividends, the holders of the Series A Convertible Preferred Stock, voting separately as a class, are entitled to elect a number of additional directors to the Board of Directors of the Company sufficient to cause such directors to be a majority of the Board. Currently of the five Board members four are holders of Preferred Stock. These Board members and Preferred Stockholders own or control approximately 58.2% of the outstanding preferred stock. In addition, the market for the Common Stock, already thin, will disappear. The Company has no current plans to pay dividend in arrears or to declare dividends of the Preferred Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below sets forth certain information as of January 1, 1999 regarding the beneficial ownership, as defined in regulations of the Securities and Exchange Commission, of (i) each person who is known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, (ii) each director of the Company, and (iii) all directors and executive officers as a group. On January ___, 1999, there were 1,104,940 shares of the Company's Common Stock, 22,078 Shares of Series A Convertible Preferred Stock and no shares of Series B subordinated Preferred Stock outstanding. Unless otherwise specified, the named beneficial owner has sole voting and investment power. The information in the table below was furnished by the persons listed. "Beneficial Ownership" as used herein has been determined in accordance with the rules and regulations of the Securities and Exchange Commission and is not to be construed as a representation that any of such shares are in fact beneficially owned by any person.

-----------------------------------------------------------------------------------------------------------------------------------
                                           Shares Owned          Percentage of         Shares Owned          Percentage of Shares
  Name and Addresses        Title of        At January      Shares Owned prior to    Following Reverse     Owned Following Reverse
 of Beneficial Owners         Class         ___, 1999        Reverse Stock Split        Stock Split               Stock Split
-----------------------------------------------------------------------------------------------------------------------------------
Don Taylor 1                 Preferred          10,575                40.6%                  10,575                    40.6%
                             Common            303,715                27.5%                    6                       50.0%

Michael Malinowski           Preferred           6,199                23.8%                  6,199                     23.8%
                             Common            258,000                23.3%                    5                       41.7%

George Kellam                Preferred            20                    *                      20                        *
                             Common              ---                                          ---

William R. Knepshield        Preferred            50                    *                      50                        *
                             Common              ---                                          ---

Albert Wicks                 Preferred           ---                                          ---
                             Common              ---                                          ---

Michael Viner 2              Preferred           ---                                          ---
                             Common             50,000                 4.5%                    1                        8.3%

All directors and officers   Preferred          16,844                64.6%                  16,844                    64.6%
as a group 1 2 3             Common            611,715                55.4%                    12                      100%
-----------------------------------------------------------------------------------------------------------------------------------

*  less than 1%
1 Includes 4,000 options to purchase Series A Subordinated Convertible Preferred Stock currently exercisable.
2 As of _____________, 1999, the record date, Mr. Viner was a consultant to the Company. As of January 1, 1999, Mr. Viner became an employee and Vice President of the Company.
3    Does not include shares held by Mr. Viner.

DIRECTORS, EXECUTIVE OFFICERS OF THE COMPANY

     The Directors and Executive Officers of the Company, their ages, their principal occupations during the past five years or more, and directorships of each in public companies in addition to the Company are as follows:

     Don Taylor. Mr. Taylor, age 52, was appointed to the Board in November 1988 and was elected President of the Company in January 1989. From 1986 to 1989 he was retained as a "turn around" consultant to the Company. From 1969 to 1982 he owned and operated a chain of drug stores. Additionally, from 1981 until 1986 he owned a consulting firm specializing in the turn around of financially troubled companies. His experience includes operations, sales and marketing.

     Michael Malinowski. Mr. Malinowski, age 44, was appointed to the Board in April, 1991, and has served as Executive Vice President since 1994 and Chief Financial Officer since 1998. He has been employed by the company since 1986 in the positions of General Manager and Vice President of Operations. Mr. Malinowski has a background in computer systems management and operations. His responsibilities as Chief Financial Officer include oversight of the financial department and Information Systems.

     Michael Viner. Mr. Viner has been Vice President of Operations since January, 1999. Prior to joining the Company and for the past four years, Mr. Viner was engaged by the Company as a Consultant to advise the Company on various operations matters, including warehouse and regulatory systems. Mr. Viner's background includes 30 years with consulting firms specializing in productivity improvement and cost reduction for Fortune 500 companies.

     George Kellam. Mr. Kellam, age 58, was appointed to the Board in December, 1992. Mr. Kellam has been the owner and President of G&M Enterprises, Inc., a company which specializes in the advertising and promotional business, for twenty years. Mr. Kellam has extensive experience in retail, warehousing and distribution. Mr. Kellam has a background in the pharmaceutical industry.

     William R. Knepshield. Mr. Knepshield, age 63, was appointed to the Board in December, 1990. Mr. Knepshield has twenty-one years experience as the Chief Executive of several publicly held companies involved with the medical technology field and the inventions of innovative medical devices. From 1989 to 1993, Mr. Knepshield was president and Chief Executive Officer of KMI, Inc. a company involved in the development and sale of sophisticated microsurgical instruments for ophthalmology. Currently, Mr. Knepshield is president and Chief Executive Officer of WBSK, Inc. which has developed and owns numerous patents pertaining to needles and the protection of healthcare workers.

     Albert Wicks. Mr. Wicks, age 51, was appointed to the Board in December, 1989. Mr. Wicks has been the owner, President and Chairman of C&S Medical Supply, a company specializing in the distribution of medical supplies to the physician market, for sixteen years. Prior to founding C&S Medical supply, he spent thirteen years in sales and management of Foster Medical, a company that specializes in sales of supplies to physicians.

EXCHANGE OF CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES OF NEW COMMON STOCK

     Upon the approval of the shareholders of the Reverse Stock Split Proposal, the Company will by corporate action effect a 1 for 50,000 reverse split of its Common Stock outstanding (the "Effective Date"). American Stock Transfer & Trust Company has been appointed exchange agent (the "Exchange Agent") to carry out the exchange of certificates for new Common Stock and/or cash.

     As soon as practicable after the Effective Date, the shareholders will be notified and asked to surrender their certificates representing shares of Common Stock to the Exchange Agent. Those shareholders beneficially owning 50,000 shares or more will receive in exchange certificates representing shares of new Common Stock on the basis of one share of new Common Stock for each 50,000 shares of Common Stock held prior to the reverse Stock Split, and in cases where a shareholder does not beneficially own a number of shares evenly divisible by 50,000, cash in the amount of $.46 per share of the currently outstanding Common Stock in lieu of receiving fractional shares of new Common Stock following the Reverse Stock Split.

Shareholders owning fewer than 50,000 shares on the Effective Date will receive in exchange a cash payment in the amount of $.46 per share.

     For purposes of the operation of the Reverse Stock Split (i.e., for determining whether and to what extent shareholders will receive New Common Stock and/or cash in lieu of fractional shares), and for no other purpose, the Company will treat the person who is the underlying beneficial owner of shares held by a nominee as the shareholder.

     If the Reverse Stock Split is effected, any shareholder beneficially owning fewer than 50,000 shares of the currently outstanding Common Stock will cease to have any rights with respect to the Common Stock of the Company, except to be paid in cash, as described in this Proxy Statement. No interest will be paid or accrued on the cash payable to shareholders after the Reverse Stock Split is effected.

     No service charges will be payable by shareholders in connection with the exchange of certificates or the payment of cash in lieu of issuing fractional shares, all expenses of which will be borne by the Company.

DISSENTERS' RIGHTS

     In the event the Proposal is approved, shareholders would have certain rights to dissent and demand appraisal of their Shares under Section 1571 of the Pennsylvania Associations Code. Under Pennsylvania Law, dissenting shareholders who comply with the requisite statutory procedures would be entitled to receive the payment of "fair value" of their Shares. "Fair value" means the fair value of the shares immediately prior to the vote on such Proposal. The value so determined could be more or less than the consideration offered pursuant to the amount disclosed in this Proxy Statement. A copy of the Dissenters' Rights statute is attached hereto as Exhibit B as a complete description of the rights and obligations of the Company and any shareholder who desires to exercise dissenters' rights. EACH STEP MUST BE TAKEN IN STRICT COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE DISSENTERS' RIGHTS STATUTE IN ORDER FOR SHAREHOLDERS TO PERFECT DISSENTERS' RIGHTS.

OTHER INFORMATION CONCERNING THE COMPANY AND AFFILIATES

     On November 30, 1998, the Company granted to Michael Malinowski 100,000 shares of Common Stock in connection with Mr. Malinowski's personal guarantee of a $2,000,000 credit line with PNC Bank.

     On June 18, 1998, the Company granted to Michael Viner, a consultant of the Company, 50,000 shares of Common Stock as an inducement to Mr. Viner to become an employee and Vice President of the Company.

     The Company's arrangements with Messrs. Malinowski and Viner were approved by the majority of disinterested members of the Board.

     Messrs. Taylor and Malinowski each exercised 100,000 of their options to purchase Common Stock of the Company on November 30, 1998. The options were granted to Messrs. Taylor and Malinowski in 1993. Mr. Taylor's options were granted in consideration for services provided to the Company and were exercisable at a price of $.25 per share. Mr. Malinowski's options were granted under the Company's Incentive Stock Option Plan and were exercisable at a price of $.20 per share.

COSTS

     The following is an estimate of the costs incurred or expected to be incurred by the Company in connection with the Reverse Stock Split. Amounts shown below exclude the cost of paying for fractional shares after the Reverse Stock Split is effected. Final costs of the transaction may be more or less than the estimates shown below.

Legal Fees                                     $  [55,000]
Transfer and exchange agent fees                   [5,000]
Fees for valuation                                [30,000]
Printing and mailing costs                        [15,000]
Commission filing fees                                [50]
Accounting fees                                   [40,000]
Misc                                               [5,000]
                                               ----------
Total                                          $  150,050

INDEPENDENT PUBLIC ACCOUNTANTS

     Representatives of Stockton Bates & Company, P.C., the Company's independent accountants are not expected to be present at the Special Meeting.

other matters

     The Board does not know of other matters which are likely to be brought before the Special Meeting. However, in the event that any other matters properly came before the Special Meeting, the persons named in the enclosed proxy are expected to vote the Shares represented by such proxy on such matters in accordance with their best judgment.

     The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Meeting and the enclosed proxy is to be borne by the Company.

SHAREHOLDERS' PROPOSALS FOR THE 1998 ANNUAL MEETING

     If the Reverse Split is not effected, or if it is not effected within the time period currently contemplated, the Company will hold a 1998 Annual Meeting of the Shareholders in May 1999. In order for proposals of the Company's shareholders to be considered for inclusion in the proxy statement relating to its 1998 Annual Meeting of Shareholders, such proposals must have been received at the Company's executive office not later than March 15, 1999.

     The Company will provide the Shareholders, without charge, a copy of the Company's Annual Report on Form 10-KSB filed with the SEC for the year ended March 31, 1998 and the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998, including the financial statements and schedules attached thereto, upon written request to Michael Malinowski, Chief Financial Officer, at Sklar Corporation, 889 South Matlack Street, West Chester, Pa 19382.

incorporation of certain documents by reference

     The following documents filed with the SEC by the Company File No. 1-6107 are incorporated by reference in this Proxy Statement: (i) the Annual Report of Form 10-KSB for the fiscal year ended March 31, 1998 and; (ii) the Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998.

     All documents and reports filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement and prior to be a part hereof from the respective dates of the filing of such documents or reports.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or in any other subsequently filed documents which also is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE TO SUCH DOCUMENTS) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER TO WHOM THIS PROXY STATEMENT IS DELIVERED, ON WRITTEN OR ORAL REQUESTS OF SUCH PERSON AND BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, TO SKLAR CORPORATION, 889 SOUTH MATLACK STREET, WEST CHESTER, PA 19382, ATTN: MICHAEL MALINOWSKI, CHIEF FINANCIAL OFFICER (TELEPHONE: (610) 430-3200). IN ORDER TO ENSURE DELIVERY OF THE

DOCUMENTS PRIOR TO THE SPECIAL MEETING, REQUESTS MUST BE RECEIVED NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE SPECIAL MEETING.


AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information are available from the Edgar filings obtained through the SEC internet website (http://ww.sec.gov.)

                                    EXHIBIT A

                      DRAFT OPINION OF WOODWARD GROUP, LTD.




______________, 1998

Board of Directors
Sklar Corporation
889 South Matlack Street
West Chester, PA  19382

Ladies and Gentlemen:

You have requested the valuation opinion of The Woodward Group, Inc. ("Woodward") as to the fairness, from a financial point of view, of the financial terms of the proposed transaction whereby Sklar Corporation ("Sklar" or the "Company") proposes to effect a Reverse Stock Split, as defined in the Company's Preliminary Proxy Statement, and purchase any resulting fractional shares at a price of $0.46 per existing share.

Woodward, as part of its transaction advisory business, is engaged in the valuation of assets, securities and companies in various types of asset and security transactions, including the valuation of assets, securities and companies in mergers, acquisitions divestitures and leveraged buyouts and in the determination of adequate consideration in such transactions.

In accordance with the terms of our engagement letter dated August 18, 1998, we submit this letter which sets forth our valuation opinion and summarizes the procedures used in arriving at our valuation.

Documentation and Information Examined
As background for our analysis, we reviewed the history, current operations and future prospects of Sklar with certain of Sklar's management. Our financial analysis is based upon the review of Sklar audited financial statements, internal worksheets, and internal operating reports. Specifically, the following were among the documents and information we examined during the course of our analysis:

     1. Sklar audited financial statements for the fiscal years ended March 31, 1994-1998 and annual 10-KSB for the fiscal years ended March 31, 1994-1998 and quarterly 10-QSB reports filed with the U.S. Securities and Exchange Commission for the quarters ended December 31, 1995 through and including June 30, 1998.

     2. Financial forecast and budget assumptions provided by Sklar management for the years ending March 31, 1999-2004.

     3.   Schedules of receivables aging and payables aging.

     4.   Sales history analysis by customer.

     5.   Purchases history by vendor.

     6.   Sklar organization charts.

     7.   Sklar pending litigation.

     8.   Sklar historical and current stock market performance.

     9.   Current and proposed customer contracts, loan agreements and leases.

     10.  Federal and state tax returns for the fiscal years 1995-1997.

Persons Interviewed
During the course of our analysis, we conducted meetings and interviews with persons who, in our judgment, were capable of providing us with information necessary to complete the analysis. These interviews and meetings included Donald Taylor, Michael Malinowski and Michael Viner of Sklar and John Gallagher of the accounting firm Stockton Bates.

Facilities Visited
As part of the development of information and our valuation, we visited the Sklar facilities located in West Chester, Pennsylvania.

Factors Considered
In arriving at our valuation, we considered the following factors, among others, which we deemed relevant.

     1.   The history and management of Sklar.

     2. The nature of and business operated by Sklar and the future prospects of the business.

     3.   The historical and current  operating results of Sklar and the factors
          affecting  these  results,   including  the  current  and  anticipated
          customer base of Sklar and Sklar's product line offering.

     4.   The historical and current financial condition of Sklar.

     5.   The   historical   and  current  book  value  of  Sklar's  assets  and
          liabilities.

     6. Financial forecast and budget assumptions provided by Sklar management for the years ending March 31, 1999-2004.

     7. Available information on "comparable", publicly traded companies and merger and acquisition transactions which were not, in our opinion, directly comparable.

     8. Conditions in the general economy and the industry in which Sklar operates.

     9. The terms and shareholdings of Sklar's Series A Convertible Preferred Stock; the composition of management and the majority shareholders and Board of Directors of Sklar; and the historical trading of all classes of Sklar stock.

In addition, Woodward conducted other such financial analyses, studies and investigations as we deemed appropriate.

Access to Information and Personnel
During our analysis, we received access to all materials and personnel which we deemed necessary and adequate for the purpose of formulating the valuation
expressed   in  this   letter,   and  no   limitations   were  placed  upon  our
investigations.

Assumptions and Limitations
Our valuation is subject to the following assumptions and limitations.

     1. We express no opinion as to the tax consequences, if any, to Sklar, its management and/or shareholders.

     2. We have made no independent verification of the financial and operating data contained in Sklar's internal and audited financial statements and other data provided to us by Sklar management, and have accepted the information as presented. In addition, Woodward has relied on the representations of Sklar management that there are no known contingent or other liabilities to the corporation, including environmental, warranty, or legal which have not been disclosed to Woodward and/or represented in Sklar's financial statements. Additionally, Woodward has relied on the representations of Sklar management that there are no known assets in which the corporation has a direct or indirect interest which are not represented in Sklar's financial statements.

     3. Our valuation opinion is based on market, economic, financial and other conditions as they exist and can be evaluated as of November 30, 1998 and speaks to no other time period.

     4. We assume that the proposed transactions referenced herein are, in all respects, lawful under applicable corporate law.

     5. We have assumed and relied upon the accuracy and completeness of the information provided to Woodward by Sklar and its advisors without independent investigation. With respect to financial projections, we have assumed, for purposes of our valuation opinion, that they accurately reflect the best currently available estimates and judgments made by Sklar management of the future financial performance of Sklar.

Conclusion
In preparing our valuation opinion, we have relied on the completeness and accuracy of the information and data furnished to us by Sklar as of November 30, 1998. We have not independently verified such data nor data obtained from regularly published sources.

We are not aware of any present or contemplated relationship between Sklar and Woodward Group, Ltd. that, in our opinion, would affect our ability to render a fair and independent valuation opinion in this matter. Our valuation opinion pertains only to the financial consideration of the proposed transaction as of November 30, 1998 and does not constitute a recommendation to Sklar shareholders as to how they should vote or act with respect to the contemplated transactions referenced herein.

Based on the foregoing analysis and review, other matters we considered relevant, our general knowledge and experience in the valuation of companies, and subject to the assumptions and limitations detailed above, we believe that the proposed offer to purchase fractional shares resulting from the contemplated Reverse Stock Split at a price of $0.46 per share is fair from a financial point of view as of November 30, 1998.

Sincerely,




The Woodward Group, Ltd.

                                    EXHIBIT B

                           DISSENTER'S RIGHTS STATUTE

             TITLE 15. CORPORATIONS AND UNINCORPORATED ASSOCIATIONS

               CHAPTER 15. CORPORATE POWERS, DUTIES AND SAFEGUARDS

                         SUBCHAPTER D. DISSENTERS RIGHTS


ss. 1571.  Application and effect of subchapter

     (a) General rule. Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter.

ss. 1572.  Definitions

     The following words and phrases when used in this subchapter, shall have the meanings given to them in this section unless the context clearly indicates otherwise:

     "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

     "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

     "Fair value." The fair value of shares immediately' before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

     "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid the corporation on its principal bank loans.

ss. 1573.  Record and beneficial holders and owners

     (a) Record holders of shares. A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be deter-mined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

     (b) Beneficial owners of shares. A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

ss. 1574.  Notice of intention to dissent

     If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

ss. 1575.  Notice to demand payment

     (a) General rule. If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters A-ho gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. in either case, the notice shall:

          (1) State where and when a demand for payment must be sent and certificates for certificates shares must be deposited in order to obtain payment.

          (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

          (3) Supply a form for demanding, payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

          (4) Be accompanied by a copy of this subchapter.

     (b) Time for receipt of demand for payment. The time set receipt of the demand and deposit of certificated shares shall be less than 30 days from the mailing of the notice.

ss. 1576.  Failure to comply with notice to demand payment, etc.

     (a) Effect of failure of shareholder to act. A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1375 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

     (b) Restriction on uncertificated shares. If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

     (c) Rights retained by shareholder. The dissenter shall retain all or other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

ss. 1577.  Release of restrictions or payment for shares

     (a) Failure to effectuate corporate action. Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from an transfer restrictions imposed by reason of the demand for payment.

     (b) Renewal of notice to demand payment. When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

     (c) Payment of fair value of shares. Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

          (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

          (2) A statement of the corporation's estimate of the fair value of the shares.

          (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy), of this subchapter.

     (d) Failure to make payment. If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by, subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made . if shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transfer of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

ss. 1578.  Estimate by dissenter of fair value of shares

     (a) General rule. If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

     (b) Effect of failure to file estimate. Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall entitled to no more than the amount stated in the notice or remitted to him by the corporation.

ss. 1579.  Valuation proceedings generally

     (a) General rule. Within 60 days after the latest of:

          (1) effectuation of the proposed corporate action;

          (2) timely, receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

          (3) timely receipt of any estimates pursuant to section 1378 (relating to estimate by dissenter of fair value of shares);

if and demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the Court.

          (b) Mandatory joinder of dissenters. All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

          (c) Jurisdiction of the court. The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

          (d) Measure of recovery. Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

          (e) Effect of corporation's failure to file application. If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring, an action to recover any amount not previously remitted.

ss. 1580.  Costs and expenses of valuation proceedings

     (a) General rule. The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

     (b) Assessment of counsel fees and expert fees where lack of good faith appears. Fees and expenses of counsel and of experts for the respective par-ties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other part), if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary, or vexatious manner in respect to the rights provided by this subchapter.

     (c) Award of fees for benefits to other dissenters. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.